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EXHIBIT 2.1


PAUL J. COUCHOT -  State Bar No. 131934               --------------------------
CHARLES LIU -  State Bar No. 190513                             FILED
WINTHROP COUCHOT                                           ---------------
PROFESSIONAL CORPORATION                                     AUG 15 2002
3 Civic Plaza, Suite 280                                   ---------------
Newport Beach, CA 92660                               --------------------------
Telephone:     (949) 720-4100
Facsimile:     (949) 720-4111

Attorneys for Debtor and Debtor-in-Possession

LEONARD SHULMAN - State Bar 126349                    --------------------------
MARK BRADSHAW - State Bar No. 192540                            FILED
MARSHACK SHULMAN HODGES & BASTIAN LLP                      ---------------
Towne Centre Plaza                                           AUG 16 2002
26632 Towne Centre Drive, Suite 300                        ---------------
Foothill Ranch, CA 92612                              --------------------------
Telephone:     (949) 340-3400
Facsimile:     (949) 340-3000

Attorneys for Official Committee of Unsecured Creditors



                         UNITED STATES BANKRUPTCY COURT
                         CENTRAL DISTRICT OF CALIFORNIA

                               SANTA ANA DIVISION


                                        |
In re:                                  |     Case No. SA 99-18522 RA
                                        |
THE L. L. KNICKERBOCKER CO., INC., a    |     Chapter 11 Proceeding
California corporation,                 |
                                        |     ORDER CONFIRMING DEBTOR'S AND
                                        |     COMMITTEE'S THIRD AMENDED
                Debtor and              |     JOINT CHAPTER 11 PLAN
                Debtor-in-Possession.   |
                                        |     PLAN CONFIRMATION HEARING
                                        |     -------------------------
                                        |     DATE:  July 12, 2002
                                        |     TIME:  3:30 p.m.
                                        |     PLACE: Courtroom 6C
                                        |            411 West Fourth Street
                                        |            Santa Ana, CA 92701
                                        |
----------------------------------------



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         The matter of the confirmation of the Third Amended Joint Chapter 11
Plan (the "Plan") of The L. L. Knickerbocker Co. Inc., a California corporation, the debtor and debtor-in-possession herein (the "Debtor"), and its Official Committee of Unsecured Creditors (the "Committee"), came on for hearing on July 12, 2002 at 3:30 p.m. before the Honorable Robert W. Alberts, United States Bankruptcy Judge. Paul Couchot of Winthrop Couchot Professional Corporation appeared on behalf of the Debtor; Leonard Shulman of Marshack Shulman Hodges & Bastian appeared on behalf of the Official Committee of Creditors Holding Unsecured Claims; Craig H. Millet of Gibson Dunn & Crutcher LLP appeared on behalf of RG International Ltd. ("RG"); R. Gibson Pagter, Jr. appeared on behalf of William R. Black ("Black"). Other appearances, if any, were made as reflected in the Court's record of the hearing. Based upon the Plan, the Second Amended Disclosure Statement as Modified in Open Court on 2/15/02 ("Disclosure Statement"), the Declaration of Anthony P. Shutts filed in support of the confirmation of the Plan, the Declaration of Lori Gauthier regarding the ballot tally, the Motion for Order Modifying Debtor's and Committee's Second Amended Joint Chapter 11 Plan (as modified in open court on 2/15/02) and Consideration of Any Changed Votes Resulting Therefrom (the "Modification Motion"), the order of the Court granting the Modification Motion, the evidence and arguments presented at the hearing on the confirmation of the Plan, the pleadings and other documents on file in this Chapter 11 case, and for other good and sufficient cause, the Court finds that:

          a. The Plan complies with the applicable provisions of Title 11 including, without limitation, the provisions of 11 U.S.C. ss. 1122 and 1123;

          b. The Debtor and the Committee have complied with the applicable provisions of Title 11, including, without limitation, the provisions of 11 U.S.C. ss. 1125;

          c. The issuances of stock in the Reorganized Debtor(1) to RG (or its assignee or designee), the Debtor's shareholders, the Liquidating Trust and from the Liquidating Trust to Unsecured

----------

(1) Unless otherwise defined herein, the definitions of the capitalized terms set forth herein are as set forth in the Plan.

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Creditors are exempt from registration under federal and state securities laws, pursuant to 11 U.S.C. ss. 1145(a);

         d. The Debtor is entitled to a discharge pursuant to 11 U.S.C. ss. 1141(d)(1);

         e. The Plan has been proposed in good faith and not by any means forbidden by law;

         f. All payments made or promised by the Debtor for services or for costs and expenses incurred in connection with the Plan and incident to the case have been fully disclosed to the Court and are reasonable, or, if to be fixed after confirmation of the Plan, will be subject to the approval of the Court;

         g. The Debtor has complied with the provisions of 11 U.S.C. ss. 1l29(a)(5) to the extent applicable to this case;

         h. The requirements of 11 U.S.C. ss. 1129(a)(6) are not applicable to this case;

         i. Each holder of a Claim has accepted the Plan, or will receive or retain under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the amount which such holder would receive or retain if the Debtor's assets were liquidated under Chapter 7 of the Bankruptcy Code on such date and, hence, the Plan complies with the provisions of 11 U.S.C. ss. 1129(a)(7);

         j. The Plan complies with the provisions of 11 U.S.C. ss. 1129(a)(8);

         k. The Plan complies with the requirements of 11 U.S.C. ss. 1129(a)(9);

         1. The Plan complies with the requirements of 11 U.S.C. ss. 1129(a)(10) in that Class 1 and Class 2 voted in favor of the Plan;

         m. The Plan is feasible, and, accordingly, to the extent that 11 U.S.C. ss. 1129(a)( 11) is applicable, the Plan complies with the requirements of 11 U.S.C. ss. 1129(a)(11);

         n. The Plan provides for the payment of all fees payable under 28 U.S.C. ss. 1930 on or before the Effective Date of the Plan in accordance with the provisions of 11 U.S.C. ss. 1129(a)(12);

         o. The provisions of 11 U.S.C. ss. 1129(a)(13) are not applicable to this case;

         p. All of the requirements contained in 11 U.S.C. ss. 1129(a) for confirmation of the Plan have been met in this case;

         q. This Court has jurisdiction over this matter;

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         r. The Plan, the Disclosure Statement and ballots for voting on the
Plan were duly served upon all creditors and parties-in-interest, in accordance with 11 U.S.C. ss. 1125;

         s. The notice given of the hearing on the confirmation of the Plan, as well as the hearing on the Modification Motion, was sufficient under the circumstances of this case, and all parties noticed have had an opportunity to appear and be heard with respect to confirmation of the Plan;

         t. The solicitation of acceptances of the Plan was undertaken in good faith and in compliance with the applicable provisions of Title 11;

         u. The Plan has been accepted in writing by each Class of Creditors of Equity Interest Holders entitled to cast a vote with respect to the Plan;

         v. The Plan does not discriminate unfairly against any Class of Claims or Interests under the Plan;

         w. The Plan is fair and equitable with respect to each Class of Claims or Interests under the Plan, and complies with the requirements of 11 U.S.C. ss. 1129(b)(2);

         x. Good cause exists for confirming the Plan pursuant to 11 U.S.C. ss. 1129(b);

         Based upon the foregoing findings of the Court, and good cause appearing therefor, IT IS HEREBY ORDERED:

         1. The Plan, a copy of which is attached hereto as Exhibit "1" and incorporated herein by this reference, is hereby confirmed pursuant to section 1129 of the Bankruptcy Code. All objections and responses to, and statements and comments regarding, the Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the hearing on the confirmation of the Plan are hereby overruled.

         2. In the event that an order approving the settlement and compromise between the Debtor and Black relating to, among other things, a resolution of Black's objection to confirmation of the Plan, does not become a final, non-appealable order by August 23, 2002, then Black may, not later than 10/23/02, move the court, with notice to the parties approving this order and the Office of the U.S. Trustee, for an order revoking confirmation of the Plan, for purposes of allowing Black's prior objections to confirmation of the Plan to be heard and ruled upon by the Court.

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         3. In accordance with the provisions of the Plan, each of the Debtor's executory contracts not previously rejected is deemed rejected.

         4. The Debtor is discharged of liability for payment of debts incurred before Confirmation of the Plan, to the extent specified in 11 U.S.C. ss. 1141.

         5. Except as otherwise expressly provided in the Plan or this Order, all entities who have held, hold or may hold claims against, or interests in, the Debtor shall be permanently enjoined on and after the Effective Date, from
(i) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtor, the Debtor's property, against the Estate or against the proceeds of such property, on account of any such claim or interest; (ii) creating, perfecting or enforcing any encumbrance of any kind against the Debtor's or the Reorganized Debtor's property or interests in such property, or any property held at any time by the Debtor or the Reorganized Debtor, on account of any such claim or interest; and
(iii) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to the Debtor or Reorganized Debtor or against the property or interest in property of the Debtor on account of any claim or interest.

         6. The Liquidating Trust will be created on the Effective Date and will take title to the Retained Assets. John M. Wolfe will be the Liquidating Trustee of the Liquidating Trust.

         7. The Liquidating Trust shall prosecute any and all remaining objections to Claims as well as avoidance actions on behalf of the Estate. Any other claims arising pre- or post-Confirmation shall also be reserved by the Committee and assigned to the Liquidating Trustee. The deadline for filing objections to General Unsecured Claims is one hundred twenty (120) days from the Confirmation Date.

         8. Upon the Effective Date, all issued and outstanding shares of capital stock and any outstanding securities of any nature whatsoever that are convertible into shares of capital stock in the Debtor shall be cancelled, and such shares and other securities shall be null and void as of the Effective Date. On the Effective Date, the common stock of the Reorganized Debtor will be distributed as follows:

         RG (or its designee or assignee)                           90%

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         Liquidating Trustee
           (in trust for the benefit of Unsecured Creditors)         5%

         Present Equity Interest Holders                             5%

         9. In issuing common stock in the Reorganized Debtor under the Plan, any total number of shares of common stock of the Reorganized Debtor may be issued under the Plan, provided the issuances are consistent with the percentages specified in the Plan and provided further that the total number of shares issued shall not exceed the total number of shares of common stock authorized for issuance under the Reorganized Debtor's articles of incorporation. The Debtor shall execute all documents and take all action and steps necessary to ensure that shares of common stock in the Reorganized Debtor will be available for issuance on the Effective Date. Any costs incurred in preparation of the issuance of shares of common stock in the Reorganized Debtor on the Effective Date, as well as any other miscellaneous costs necessary to ensure that the recapitalization under the Plan occurs on the Effective Date, shall be borne exclusively by the Debtor and treated as administrative expenses of the Estate. Current Equity Interest Holders who are entitled, as a group, to receive five percent of the common stock of the Reorganized Debtor shall receive such common stock in the Reorganized Debtor upon surrender of their old certificates representing shares of common stock in the Debtor. The Debtor, the Committee and RG (or its designee or assignee) shall employ such means to provide for the exchange of old Debtor share certificates for new Reorganized Debtor share certificates that they deem necessary or appropriate, provided, however, that any costs of consummating such exchange shall be borne exclusively by the Debtor and treated as administrative expenses of the Estate. The common stock of the Reorganized Debtor to be distributed to present Equity Interest Holders may not be voted until distributed to the present Equity Interest Holders in accordance with the established share-exchange procedures.

         10. The corporate books and records of the Debtor shall be transferred to RG (or its assignee or designee) on or prior to the Effective Date, including, without limitation, all financial statements, financial records, bank statements, articles of incorporation, bylaws, stock ledgers and shareholder records, board of directors minute books, shareholder meeting minute books, material contracts, as well as all the records detailing the Debtor's operations and stockholders during 2001.

                                       6


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         11. The issuance of the stock to RG (or its designee or assignee), present Equity Security Holders, the Liquidating Trustee and to Unsecured Creditors through the Liquidating Trust of the Reorganized Debtor established under the Plan is exempt from state and federal securities laws as provided in 11 U.S.C. ss. 1145(a).

         12. Pursuant to the provisions of section 1400 of the California General Corporation Law, on the Effective Date, the terms of service of all officers and directors of the Debtor shall terminate, and RG (or its assignee or designee), as controlling shareholder of the Reorganized Debtor, shall appoint six (6) persons to serve as directors of the Reorganized Debtor. Such directors shall appoint such officers as they, in their discretion, deem necessary or appropriate. Notwithstanding anything to the contrary in the Reorganized Debtor's articles of incorporation or bylaws, in the California General Corporation Law or otherwise, such directors appointed by RG (or its assignee or designee) shall serve for a period not to exceed 15 months after the Effective Date, within such time the Reorganized Debtor shall conduct an annual meeting of shareholders, in accordance with Section 600 of the California General Corporation Law, for the purpose of electing directors of the Reorganized Debtor and transacting any other business that may properly come before such annual meeting of shareholders.

         13. In recognition of the fact that the Debtor's corporate name was previously sold to Marian LLC, on the Effective Date, the officers and/or directors of the Reorganized Debtor shall execute an amendment to the articles of incorporation of the Reorganized Debtor for the purpose of changing the name of the Reorganized Debtor from "The L.L. Knickerbocker Co. Inc." to such new name as shall be selected by RG (or its assignee or designee) in the sole discretion of RG (or its assignee or designee).

         14. RG has represented that it will, in good faith, attempt to utilize the Reorganized Debtor in ongoing business operations in keeping with its business plan, subject to RG's analysis and determination as to whether it is economically feasible, among other things, to pursue or continue business operations, or to apply to the NASDAQ Over-the-Counter Bulletin Board or any other securities market or exchange to relist the Reorganized Debtor's stock. However, after the Effective Date, RG, or its assignee or designee, shall have no liability to any party, including, without

                                       7


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limitation, any Equity Security Holder, any Unsecured Creditor, or the
Liquidating Trustee, for any of the following contingencies: (i) if the Reorganized Debtor ultimately ceases to carry on any business; (ii) if the Reorganized Debtor is forced to materially alter its business plan; (iii) if RG, or its assignee or designee, decides not to contribute assets or capital to the Reorganized Debtor; or (iv) if the common stock of the Reorganized Debtor is not listed for trading on any public securities exchange or market.

         15. RG shall have an Allowed Administrative Claim in the amount of $60,000 which shall be treated the same as all other Allowed Administrative Claims on the Effective Date as provided in the Plan.

         16. The D&O/Auditor Claims are retroactively delegated for prosecution from the Debtor to the Committee effective on or about January 18, 2002 when the Committee filed a complaint in Orange County Superior Court against the Debtor's current and former directors Louis Knickerbocker, Anthony Shutts, Gerald Margolis, Rene Alvarez, William Black, and Tamara Knickerbocker. The Committee shall delegate such claims for prosecution by the Liquidating Trust on the Effective Date.

         17. The employment of Marshack Shulman Hodges & Bastian to prosecute the D&O/Auditor Claims is approved retroactively to about January 18, 2002.

         18. The terms of Paragraph 15 a-c of the Term Sheet (attached as Exhibit "2" to the Plan), as modified in the Plan, is approved.

         19. Until this case is closed, this Court shall retain jurisdiction over this case in order to ensure that the purposes and intent of the Plan are carried out.

         20. The transactions contemplated by the Plan, as implemented herein, are in compliance with and satisfy all applicable provisions of the Bankruptcy Code, and the terms and conditions of the Plan are fair and reasonable.

         21. The terms and provisions of this Order, as well as all provisions of the Plan, shall be binding in all respects upon the Debtor and each Creditor and Equity Security Holder, whether or not the Claim or Interest of such Creditor or Equity Security Holder is impaired under the Plan, and whether or not such Creditor or Equity Security Holder has accepted the Plan.

                                       8


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         22. Except as provided in the Plan to the contrary, as of the Effective
Date, the property dealt with by the Plan shall be free and clear of all Claims and interests of Creditors, parties-in-interest and other entities.

         23. In accordance with the provisions of Rule 3020-1(2) of the Local Bankruptcy Rules, within 120 days after the entry of this Order, the Liquidating Trustee shall file a status report ("Status Report") explaining the progress which has been made toward consummation of the Plan. The Status Report shall be served on the Office of the United States Trustee, and any parties who request after the Effective Date special notice in the case. Subsequent Status Reports shall be filed every 120 days during the case, unless otherwise ordered by the Court. Each Status Report shall include the following information:

                  (a) A schedule listing for each debt and each Class of Claims: the total amount required to be paid under the Plan; the amount required to be paid as of the date of the Status Report; the amount actually paid as of the date of the Status Report; and the deficiency, if any, in required payments;

                  (b) A schedule of any and all post-Confirmation tax liabilities that have accrued or come due, and a detailed explanation of payments thereon;

                  (c) The Liquidating Trustee's projections as to the continuing ability to comply with the terms of the Plan;

                  (d) An estimate of the date for consummation of the Plan and the filing of an application for final decree;

                  (e) Any other pertinent information needed to explain the progress toward completion of the Plan; and

                  (f) The initial status report shall also contain a final list of the executory contracts with providers which have been assumed.

         24. Neither the Debtor nor any of their respective present or former partners, members, officers, directors, employees, advisors, attorneys or agents shall have or incur any liability to any holder of a Claim or an Interest, or any other party-in-interest, or any of their respective directors, officers, employees, agents, representatives, financial advisors, attorneys or affiliates, or any of their

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successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Debtor's Chapter 11 case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the estate or of the Plan or the property to be distributed under the Plan, so long as such act or omission was made in good faith and not in willful violation of the Bankruptcy Code. In all respects, they shall be entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities under the Plan. Notwithstanding anything to the contrary contained in the Plan, neither the Debtor, nor its members, employees, shareholders, officers, directors, attorneys, accountants, representatives, or agents shall have any liability for actions taken or omitted to be taken in connection with the administration of the Plan, other than for their willful misconduct or fraud.

         25. Pursuant to the appropriate provisions of the California General Corporation Law and section 1142(b) of the Bankruptcy Code, no action of the directors, officers or stockholders of the Debtor shall be required to authorize the Debtor to enter into, execute, deliver, file, adopt, amend, restate, consummate or effectuate, as the case may be, the Plan and any contract, instrument or other document to be executed, delivered, adopted or amended in connection with implementation of the Plan, or to take any other action in order to consummate the transactions contemplated by the Plan.

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         26.No further notice or hearing shall be necessary to effectuate the foregoing.

DATED:  AUG 15 2002
      ---------------

                                             /S/ ROBERT W. ALBERTS
                                             -----------------------------------
                                             The Honorable Robert W. Alberts
                                             United States Bankruptcy Judge

PRESENTED BY:
-------------

WINTHROP COUCHOT
PROFESSIONAL CORPORATION

           SEE FACSIMILE
         SIGNATURE ATTACHED
By:_______________________________
         Paul J. Couchot
         Charles Liu

Attorneys for Debtor and Debtor in Possession

MARSHACK, SHULMAN, HODGES & BASTIAN

           SEE FACSIMILE
         SIGNATURE ATTACHED
By:_______________________________
          Leonard Shulman

Counsel To The Official Committee Of
Creditors Holding Unsecured Claims


GIBSON, DUNN & CRUTCHER LLP

           SEE FACSIMILE
         SIGNATURE ATTACHED
By:_______________________________
         Craig H. Millet

Counsel to RG International Ltd.


R. GIBSON PAGTER, JR.


By:_______________________________
        R. Gibson Pagter, Jr.

Counsel to William Black

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